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                          CERTIFICATE OF AMENDMENT
                                    OF
                      CERTIFICATE OF INCORPORATION OF
                  ADVANCED AERODYNAMICS & STRUCTURES, INC.

     Advanced Aerodynamics & Structures, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

     II. The first paragraph of Article 4 of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

          4. The total number of shares of stock which the corporation shall have authority to issue is 83,000,000 consisting of 60,000,000 shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), 4,000,000 shares of Class E-1 Common Stock, par value $0.0001 per share (the "Class E-1 Common Stock"), 4,000,000 shares of Class E-2 Common Stock, par value $0.0001 per share (the "Class E-2 Common Stock," and, with the Class E-1 Common Stock, the "Class E Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock").

     IN WITNESS WHEREOF, Advanced Aerodynamics & Structures, Inc., has caused this Certificate to be executed by Carl L. Chen, its authorized officer, on this 1st of November, 1996.


                                 /s/  Carl L. Chen
                                 ------------------------
                                 Carl L. Chen, President